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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 9, 20000

FOR MORE INFORMATION

 AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:
 Danny Gampe                     Karen Taylor                Kathie Leckie
 Chief Financial Officer         General Information         Investor Contact
 (310) 577-0200 x335             (310) 442-0599              (310) 442-0599
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            DIGITAL LAVA TO BEGIN TRADING ON THE NASDAQ STOCK MARKET
       COMMON STOCK TO TRADE UNDER THE SYMBOL "DGLV" BEGINNING OCTOBER 12

     MARINA DEL REY, CA, October 9, 2000-- Digital Lava Inc. (AMEX: DGV), today announced that its common stock will begin trading this Thursday, October 12, on The Nasdaq Stock Market (NASDAQ) under the ticker symbol "DGLV." Digital Lava Inc. has been trading on the American Stock Exchange under the symbol "DGV."

     "We are very pleased to now be listed on the NASDAQ, the stock exchange most closely identified with technology companies," said Chairman and Chief Executive Officer Bob Greene. "This is an appropriate move for an emerging growth company of our status and size and supplies a platform to highlight our continuing rapid growth to a broader audience."

     Commenting on the move, Chief Financial Officer Danny Gampe said, "We believe that the NASDAQ provides a superior base for capital formation by aligning Digital Lava with mainstream technology companies. By listing on the NASDAQ, we're increasing our visibility to retail and institutional investors here in the U.S. and overseas who look to the NASDAQ for technology investment opportunities."

     Digital Lava's listing on the NASDAQ supports its positioning as a leading provider of business communication solutions for Fortune 2000 companies and reinforces its desire to clearly identify Digital Lava as a strong technology company in the emerging streaming media industry.

ABOUT DIGITAL LAVA

Digital Lava provides digital publishing services and the enabling software technology to Fortune 2000 companies that create on demand interactive presentations, training and communications. Its robust in-house service offering provides a turnkey solution that delivers rich media quickly and efficiently. These solutions provide end-users with a fully-integrated and interactive experience on their computer desktops delivered via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava's services and solutions are employed by Fortune 1000 companies for use in corporate communications,

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sales, marketing and training applications. Digital Lava's partners and clients include Microsoft, Akamai, RealNetworks, Cisco Systems, Dell Computers, Siebel, KPMG, Prudential Insurance, Network Associates, Alcatel and CompuCom. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava's Web site at http://www.digitallava.com or call 1-888-222-LAVA.

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This press release contains forward-looking statements concerning the business and products of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to the following: development, shipment and market acceptance. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company prospectus on Form SB-2. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.